Exhibit 99.1

NEWS RELEASE
IPC Investor Contact:
Stephanie Willerton
IPC New York
212.858.7960
investors@ipc.com

For Immediate Release

IPC Reports Fiscal Second Quarter 2004 Results

Fiscal Q2 Results Summary (in millions)

	Fiscal Three Months
	Ended March 31
	2004	2003
Revenues	$79.0	$56.3
Net income (loss)	$2.8	($0.6)

New York, May 10, 2004 — IPC Acquisition Corp. (IPC), the leading provider of mission-critical trading floor communication systems for the global financial services industry, today reported its fiscal second quarter 2004 financial results for the three months ended March 31, 2004. Fiscal second quarter 2004 revenues were $79.0 million compared to $56.3 million for the corresponding fiscal 2003 period, a $22.7 million increase.

On a business unit basis, second quarter 2004 consolidated revenues of $79.0 million were comprised of $57.9 million from Trading Systems operations, $9.2 million from ITS operations and $11.9 million from Network Services operations. This compares to the second quarter of 2003, in which consolidated revenues of $56.3 million were comprised of $45.1 million from Trading Systems and $11.2 million from ITS. The Network Services business unit was formed in April 2003 with the acquisition of the Gains International US and European businesses and completed in January 2004 with the acquisition of the Gains International Asia business.

Actual net income for the second quarter 2004 was $2.8 million compared to a net loss of $0.6 million for the same period a year ago, reflecting the increase in revenues.

“Our second quarter results include revenue growth from IPC Network Services and demonstrate the immediate synergies we are witnessing from adding enhanced services to our industry leading portfolio of trading systems equipment,” said Lance Boxer, chief executive officer of IPC. “We added a significant number of new clients in the quarter to our growing roster of customers using IPC Network Services. We are also seeing significant interest in the enhanced services we have rolled out which provide solutions for circuit and network management, resulting in cost efficiencies, greater flexibility, and increased productivity for traders. More and more of our clients are relying on IPC not just for turrets, but for our expertise in providing a broad package of trading floor services.”

-more-

IPC Announces Fiscal Second Quarter 2004 Results cont.

IPC ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Amounts)
(Unaudited)

	March 31,	September 30,
	2003	2003
Assets
Assets:
Cash	$10,972	$25,800
Accounts receivable, net of allowance of $2,170 and $1,103, respectively	53,987	60,201
Inventories, net	25,786	30,396
Prepaid and other current assets	6,031	5,523

Total current assets	96,776	121,920
Property, plant and equipment, net	25,290	24,419
Goodwill	95,251	83,079
Intangible assets, net	198,917	200,085
Deferred financing costs, net	13,191	14,146
Other assets	1,172	1,261

Total assets	$430,597	$444,910

Liabilities and Stockholders’ Equity
Liabilities:
Current portion of long term debt	$550	$550
Accounts payable	5,294	2,787
Accrued expenses and other current liabilities	29,995	28,541
Income taxes payable	3,975	4,208
Customer advances on installation contracts	11,595	18,989
Deferred revenue on maintenance contracts	19,134	13,128
Current portion of guarantees on former parent obligations	1,353	1,353
Deferred purchase consideration	—	6,722

Total current liabilities	71,896	76,278
Term loan	54,175	54,450
Senior subordinated notes	150,000	150,000
Deferred taxes, net	16,490	12,182
Deferred compensation	2,885	2,936
Guarantees on former parent obligations and other long term liabilities.	1,339	1,885

Total liabilities	296,785	297,731

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 25,000,000 shares authorized; 14,724,380 shares issued and outstanding at March 31, 2004 and September 30, 2003, respectively	147	147
Paid in capital	145,846	145,846
Notes receivable for purchases of common stock	(325)	(393)
Accumulated deficit	(22,084)	(5,161)
Accumulated other comprehensive income	10,228	6,740

Total stockholders’ equity	133,812	147,179

Total liabilities and stockholders’ equity	$430,597	$444,910

IPC Announces Fiscal Second Quarter 2004 Results cont.

IPC ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenue:
Product sales and installations	$41,002	$32,819	$69,106	$56,570
Service	38,037	23,486	70,100	48,118

	79,039	56,305	139,206	104,688

Cost of goods sold (depreciation shown separately):
Product sales and installations	22,196	19,680	39,463	31,934
Service	19,059	11,894	35,785	24,929
Depreciation and amortization	968	299	1,710	596

	42,223	31,873	76,958	57,459

Gross profit	36,816	24,432	62,248	47,229
Research and development	3,599	2,928	7,008	5,663
Selling, general and administrative	15,138	10,742	28,426	19,472
Depreciation and amortization	5,388	4,798	10,555	9,529

Income from operations	12,691	5,964	16,259	12,565
Other income (expense):
Interest expense, net	(5,814)	(6,477)	(11,336)	(12,682)
Other income (loss), net	(140)	802	307	1,327

Income before income taxes	6,737	289	5,230	1,210
Income tax expense	3,932	900	4,189	2,023

Net income (loss)	$2,805	$(611)	$1,041	$(813)

IPC Announces Fiscal Second Quarter 2004 Results cont.

Editor’s Note

•	IPC earnings conference call is scheduled for 11:00 a.m. E.T. Tuesday, May 11, 2004. Dial (913) 981-5524 or (800) 289-0530 with conference code 541372 or access via the Web at www.ipc.com or http://www.firstcallevents.com/service/ajwz398746108gf12.html.

•	Conference call replays will be available over the Web through August 11, 2004 at www.ipc.com.

About IPC

IPC is a leading provider of mission-critical trading floor communication systems and network services to the global financial services industry. With more than 30 years of trading room expertise, IPC provides its systems and services to most of the world’s largest financial institutions and has more than 100,000 trading systems deployed in 50 countries. IPC offers its customers an integrated suite of products and enhanced services that include its advanced IQMX Voice over IP trading system, voice and integrated network services to 40 countries, and comprehensive business continuity planning. Based in New York, IPC has 700 employees throughout the Americas, Europe, and the Asia Pacific region. For more information visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

©2004 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.

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